Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Psyence Biomedical Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, no par value, that may be issued under the Psyence Biomedical Ltd. 2023 Equity Incentive Plan	457(h)	70,174	$5.28	(2)	$370,518.72	0.00015310	$56.73
Total Offering Amounts						$370,518.72		$56.73
Total Fee Offsets								—
Net Fee Due								$56.73

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, no par value per share, of the Registrant (the “Common Stock”) that may become issuable under the Psyence Biomedical Ltd. 2023 Equity Incentive Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Stock Market on July 18, 2025, which date is within five business days prior to the filing of this registration statement.